EXHIBIT 10.30

SUBLEASE

This Sublease is made as of May 9, 2001 (the “Execution Date”) by and between Epinions, Inc., a Delaware corporation (“Sublessor”), and ViaFone Inc., a Delaware corporation (“Sublessee”).

1.  INTRODUCTION.    Sublessor is the lessee under the Office Lease Agreement dated December 31, 1999, as amended by the Commencement Date Memorandum dated June 15, 2000 (collectively, the “Master Lease”), pursuant to which Sierra Point, L.L.C. (now Sierra Point Investors) (“Lessor”) leased to Sublessor the real property located in the City of Brisbane, County of San Mateo, State of California described as 8000 Marina Boulevard, 5th floor, Brisbane, CA (“Master Premises”). A copy of the Master Lease is attached as Exhibit A. Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Master Lease.

2.  PREMISES.    Subject to the terms and conditions of this Sublease and the Master Lease, Sublessor subleases to Sublessee the portion of the Master Premises illustrated on Exhibit B (“Premises”), consisting of approximately 18,161 rentable square feet. With respect to the shared areas marked on Exhibit B (the “Shared Space”), (a) the parties each may use the areas, (b) neither party shall restrict or prevent the other from accessing the areas, (c) neither party shall use the areas in a manner that materially and adversely affects the other party’s use of the areas, and (d) the parties shall cooperate reasonably and in good faith to resolve any conflicting uses of or needs for the areas. Sublessee shall use the Premises and Shared Space only for uses permitted under the Master Lease and for no other use or purpose.

3.  TERM.    The “Term” commences on the earlier of the date Sublessee begins business operations from the Premises or June 15, 2001 (the “Commencement Date”), and ends on May 31, 2004 (the “Termination Date”) (unless terminated earlier in accordance with this Sublease). Subject to Lessor’s consent, Sublessee shall have reasonable access to the Premises prior to the Commencement Date for space planning, design and construction/buildout purposes.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS SUBLEASE SHALL TERMINATE AND HAVE NO FORCE OR EFFECT IF EITHER: (1) THE LESSOR DOES NOT CONSENT TO THIS SUBLEASE WITHIN 15 BUSINESS DAYS AFTER THE EXECUTION DATE ON THE TERMS AND CONDITIONS SET FORTH ON EXHIBIT C ATTACHED HERETO OR SUCH OTHER TERMS AS ARE MUTUALLY ACCEPTABLE TO SUBLESSOR AND SUBLESSEE; (2) SUBLESSOR IS OTHERWISE UNABLE TO TENDER POSSESSION AND PROVIDE ACCESS TO THE PREMISES TO SUBLESSEE ON OR BEFORE AUGUST 1, 2001; OR (3) SUBLESSOR AND SUBLESSEE DO NOT EXECUTE, AT THE TIME OF EXECUTION OF THIS SUBLEASE, THAT CERTAIN EQUIPMENT LEASE AND SHARING AGREEMENT ATTACHED HERETO AS EXHIBIT E (“EQUIPMENT LEASE”).

4.  RENT.    Sublessee shall pay to Sublessor as base rent (without any deduction, setoff, notice or demand, except as otherwise allowed hereunder) for the Premises the number of rentable square feet (18,161) multiplied by the monthly base rent per rentable square foot specified in the following table, due in advance on the first day of each calendar month of the Term.

Period	Monthly Base Rent Per Rentable Square Foot
Through May 31, 2001	$3.25
June 1, 2001 to May 31, 2002	$3.348
June 1, 2002 to May 31, 2003	$3.448
June 1, 2003 to May 31, 2004	$3.558

Sublessee shall prepay June 2001 rent to Sublessor upon Sublease execution. Rent for a partial calendar month at the beginning or end of the Term shall be prorated on a per diem basis.

Sublessee shall pay to Sublessor 72.56% (“Sublessee’s Pro Rata Share”) of Sublessor’s share of Excess Expenses, but only to the extent such Excess Expenses are fairly allocable to Sublessee’s use of the Premises or Shared Space. Such payment shall be due when such Excess Expenses are payable by Sublessor to Lessor. If Lessor makes adjustments between estimated and actual Excess Expenses under the Master Lease, the obligations of Sublessor and Sublessee shall be similarly adjusted; and to the extent any such adjustment occurs after the Term, this paragraph shall still apply. Sublessee shall be entitled to Sublessee’s Pro-Rata Share of any refund by Lessor of any overpayment of Excess Expenses relating to any period during the Term. Sublessor shall, upon Sublessee’s request, provide to Sublessee copies of Lessor’s statements of actual or estimated Excess Expenses during the Term.

If the Lessor separately meters the electricity for the Master Premises and Premises, the parties shall make appropriate adjustments to the Excess Expenses and then allocate the metered electricity expenses based on the parties’ respective equipment’s amperage draw in the server room. In addition, either party may request the installation of separate electrical metering between the Premises and the Master Premises and the respective uses of the Shared Space, with the costs of such metering to be borne equally by both parties. The party requesting the metering shall be responsible for its installation with repayment by the other party for its share of the costs and expenses of such metering to be paid within thirty (30) days of the completion of installation.

Notwithstanding anything to the contrary contained in this Sublease (including, without limitation, provisions of the Master Lease incorporated into this Sublease), Sublessee shall not have any obligation to pay property taxes on any Leased Equipment or Shared Equipment (as defined in the Equipment Lease).

Sublessee shall make payments to Epinions, Inc., 8000 Marina Blvd, 5th floor, Brisbane CA 94005, attn: accounts receivable, or such other place as Sublessor may designate from time to time in writing.

Sublessee shall also be required to pay any other Additional Rent charges under the Master Lease that are properly and fairly allocable to Sublessee’s use or occupancy of the Premises or Shared Space. Notwithstanding anything to the contrary in the Sublease, Sublessee shall not be required to pay any additional rent or perform any obligation that is (i) fairly allocable to any period of time prior to the Commencement Date of the Sublease or following the expiration or sooner termination of the Sublease or (ii) payable as a result of a default by Sublessor of any of its obligations under the Master Lease.

5.  SECURITY DEPOSIT.    On or before the Commencement Date, Sublessee shall deliver to Sublessor, as security for the full and faithful performance by Sublessee of all of its obligations hereunder and for any and all losses and damages Sublessor may suffer as a result of any default, beyond applicable notice and cure periods, by Sublessee hereunder, an irrevocable and unconditioned negotiable letter of credit (the “Letter of Credit”), containing the terms required herein, payable in the County of San Mateo, California, running in favor of Sublessor issued by Silicon Valley Bank, in the amount of $120,000 (the “Letter of Credit Amount”). The Letter of Credit shall be provided on the same terms and conditions as subsections (ii) through (viii) of Section 17.2 of the Master Lease, provided, however, that Sublessor, at the time of drawing on the Letter of Credit, shall be required to certify in a written statement, under penalty of perjury, that the Sublessee is in default of this Sublease and that the amount requested is reasonably required to cure the default of Sublessee. The Letter of Credit shall be renewed annually, at least 30 days prior to its expiration, for successive one year terms until the expiration of the term of this Sublease. If Sublessee does not deliver to Sublessor a renewal or satisfactory replacement of the Letter of Credit within 30 days prior to its expiration date, such failure shall constitute an Event of Default. Sublessee will be solely responsible for any bank fees imposed in connection with the Letter of Credit. Sublessee acknowledges and agrees that the Letter of Credit constitutes a separate and independent contract between Sublessor and Silicon Valley Bank, that Sublessee is not a third party beneficiary of such contract, and that Sublessor’s claims under the Letter of Credit for the full or any partial amount due and owing thereunder shall not be, in any way, restricted, limited, altered or impaired by virtue of any provision of the Bankruptcy Code, including but not limited to Section 502(b)(6) of the Bankruptcy Code. It is expressly agreed that the Letter of Credit Amount is not an advance rental deposit or measure of Sublessor’s damages in the case of Sublessee’s default. In the event Sublessor assigns its interest in the Master Lease, Sublessor shall pay any costs or expenses required of Sublessee to replace the Letter of Credit for the benefit of such assignee. If Sublessor appropriately draws on all or any part of the Letter of Credit as provided herein, Sublessee shall, within ten (10) days thereafter, provide Sublessor with either (1) cash to be held and applied by Sublessor in the same manner as if Sublessor held such cash as the Letter of Credit, which cash shall be in an amount which, when added to the remaining balance of the Letter of Credit, totals in the aggregate the Letter of Credit Amount, or (2) a replacement letter of credit in the total Letter of Credit Amount. If Sublessee fails to comply with the foregoing, the same shall constitute an incurable default by Sublessee.

6.  IMPROVEMENTS.

6.I  Initial Buildout.    Sublessee, with its architect and contractor, shall install the improvements set forth on Exhibit D attached hereto (“Tenant Improvements”). Sublessee shall pay any and all costs associated with the architect’s work on the Tenant Improvements. Sublessee shall also pay all costs and expenses associated with the efforts set forth on Exhibit D, except that Sublessor shall reimburse Sublessee 100% of the direct costs associated with #8 and 50% of the direct costs associated with #9. All costs associated with the acquisition, construction and installation of additional HVAC for the server room shall be allocated  1/3 to Sublessee and  2/3 to Sublessor, and the party not paying such costs to the applicable vendors shall reimburse the paying party accordingly.

6.2  Subsequent Alterations.    Any alteration, addition or improvement Sublessee desires to make to the Premises are subject to Sublessor’s approval, not to be unreasonably withheld, and to the Master Lease.

7.  ASSIGNMENT AND SUBLETTING.    Neither Sublessor nor Sublessee shall assign the Sublease or the Master Lease nor further sublet the Premises or the Master Premises without the consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, however, and subject to the Master Lease, Sublessee may, without Sublessor’s prior written consent and without payment of any amount to Sublessor, sublet the Premises or assign the Sublease to any of the following so long as they are not a direct competitor of Sublessor: (a) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Sublessee, (b) a successor corporation related to Sublessee by merger, consolidation, nonbankruptcy reorganization, or government action, or (c) a purchaser of substantially all of Sublessee’s assets. The sale or transfer of Sublessee’s capital stock, including, without limitation, a transfer in connection with venture funding and any sale through any private or public offering, shall not be deemed an assignment, subletting or other transfer of the Sublease or the Premises, so long as the foregoing do not result in the Premises being controlled by a competitor of Sublessor. Subject to the Master Lease, Sublessor may, without Sublessee’s prior written consent and without payment of any amount to Sublessee, sublet the Master Premises or assign the Sublease to any of the following so long as they are not a direct competitor of Sublessee: (a) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Sublessor, (b) a successor corporation related to Sublessor by merger, consolidation, nonbankruptcy reorganization, or government action, or (c) a purchaser of substantially all of Sublessor’s assets. The sale or transfer of Sublessor’s capital stock, including, without limitation, a transfer in connection with venture funding and any sale through any private or public offering, shall not be deemed an assignment, subletting or other transfer of the Sublease or the Master Premises, so long as the foregoing do not result in the Master Premises being controlled by a competitor of Sublessee.

8.  MASTER LEASE.

8.1  Incorporation.    The provisions of the Master Lease shall be incorporated into the Sublease, except as follows: (a) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease” except as otherwise stated in this Section; (b) each reference therein to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise stated in this Section, and each reference to “Premises” in the Master Lease shall mean “Premises” as defined in Section 2 hereof; (c) the following portions of the Master Lease shall not be incorporated: Basic Terms, Items 1, 2, 3, 4 5, 7, 8, 9, 10, 11 and 12; Section 1.1; Section 1.2.1, Section 1.2.2; Section 1.2.5; Section 1.2.6, Section 1.2.7; Sections 3.1 to 3.7; Section 17.1; Section 17.2 (except as incorporated in Section 5 of this Sublease); Section 17.3; Section 18.8; Section 18.11; Section 18.20; Section 18.23; and Exhibit “F”. If there is any conflict between such incorporated terms and this Sublease, this Sublease shall control as between Sublessor and Sublessee.

8.2  Sublessor’s Obligations.    Sublessor shall fully perform all of its obligations under the Master Lease to the extent Sublessee has not expressly agreed to perform such obligations under the Sublease. Sublessor shall not, in any manner that has a material adverse effect on

Sublessee or that increases Sublessee’s obligations or limits Sublessee’s rights, amend, terminate or waive any provisions under the Master Lease or make any elections, exercise any right or remedy or give any consent or approval under the Master Lease without, in each instance, Sublessee’s prior written consent. Sublessor, with respect to the obligations of Lessor under the Master Lease that benefit Sublessee in a material way, shall use Sublessor’s diligent good faith efforts to cause Lessor to perform such obligations for the benefit of Sublessee. Such diligent good faith efforts shall include, without limitation: (i) upon Sublessee’s written request, immediately notifying Lessor of its nonperformance under the Master Lease, and requesting that Lessor perform its obligations under the Master Lease; and (ii) permitting Sublessee to commence a lawsuit or other action in Sublessor’s name to obtain the performance required from Lessor under the Master Lease; provided, however, that if Sublessee commences a lawsuit or other action, Sublessee shall pay all costs and expenses incurred in connection therewith, and Sublessee shall indemnify Sublessor against, and hold Sublessor harmless from, all reasonable costs and expenses incurred by Sublessor in connection therewith.

8.3  Termination of Master Lease.

A.  If the Sublease terminates prior to the expiration of the Term hereof for any reason other than as a result of an event of default by Sublessee under the Sublease, Sublessee shall have the option described in Exhibit C.

B.  Without limiting any other right or remedy of Sublessee under the Sublease, if Lessor seeks to terminate the Master Lease because of an event of default by Sublessor under the Master Lease, Sublessor shall use its reasonable good faith efforts to maintain the Master Lease in full force and effect for the benefit of Sublessee, and Sublessor shall take all action required to reinstate the Master Lease and/or to claim and pursue any right of redemption or relief from forfeiture of the Master Lease (and as a consequence thereof any forfeiture of the Sublease) to which Sublessor may be entitled at law or in equity.

8.4  Sublessor’s Representations and Warranties.    As an inducement to Sublessee to enter the Sublease, Sublessor represents and warrants with respect to the Premises that:

A.  The Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default by Sublessor or, to Sublessor’s knowledge, by Lessor, nor has there occurred any event which, with the giving of notice or passage of time or both, is reasonably likely to constitute such a default or event of default. The Master Lease has not been amended or modified from the form provided as Exhibit A attached hereto.

B.  There are no pending or threatened actions, suits or proceedings before any court or administrative agency against Sublessor or, to Sublessor’s knowledge, against Lessor or third parties, which is reasonably likely to, in the aggregate, materially and adversely affect the Premises or any part thereof or the ability of Lessor to perform its obligations under the Master Lease or of Sublessor to perform its obligations under the Sublease, and Sublessor is not aware of any facts which might result in any such actions, suits or proceedings.

C.  To Sublessor’s knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Premises or any portion thereof.

D.  Sublessor has not received any notice from any insurance company of any defects or inadequacies in the Premises or any part thereof which could adversely affect the insurability of the Premises or the premiums for the insurance thereof.

E.  To the best knowledge of Sublessor, no Hazardous Materials are present in or about the Premises and no action, proceeding, or claim is pending or threatened concerning any Hazardous Materials or pursuant to any laws. Sublessor shall indemnify, defend, protect and hold Sublessee, its agents, officers, directors and shareholders, harmless from and against all claims, actions, losses, costs, damages, liabilities (including, without limitation, sums paid in settlement of claims), and expenses (including, without limitation, reasonable attorneys’, experts’ and consultants’ fees, investigation and laboratory fees, court costs and litigation expenses), arising out of or based upon the presence of any Hazardous Materials on, under, in or about the Premises, except to the extent Sublessee is required to indemnify Sublessor for such matter by virtue of Sublessee’s indemnification obligations set forth in Section 5.4 of the Master Lease as incorporated into this Sublease in Section 8.1 hereof.

        8.5  Authorization to Direct Sublease Payments.    Sublessor hereby acknowledges that Sublessor’s failure to pay the rent and other sums owing by Sublessor to Lessor under the Master Lease will cause Sublessee to incur damages, costs and expenses not contemplated by the Sublease, especially in those cases where Sublessee has paid sums to Sublessor hereunder which correspond in whole or in part to the amounts owing by Sublessor to Lessor under the Master Lease. Accordingly, Sublessee shall have the right to pay all rent and other sums owing by Sublessee to Sublessor hereunder for those items which also are owed by Sublessor to Lessor under the Master Lease directly to Lessor on the following terms and conditions:

A.  Either (i) Sublessee reasonably believes that Sublessor has failed to make any payment required to be made by Sublessor to Lessor under the Master Lease and Sublessor fails to provide adequate proof of payment within two (2) business days after Sublessee’s written demand requesting such proof; or (ii) Sublessee reasonably believes that Sublessor shall fail to make any payment required to be made by Sublessor to Lessor under the Master Lease and Sublessor fails to provide assurance of future performance in form reasonably satisfactory to Sublessee within two (2) business days after Sublessee’s written demand requesting such assurance.

B.  Sublessee shall not prepay any amounts owing by Sublessor without the consent of Sublessor.

C.  Sublessee shall provide to Sublessor concurrently with any payment to Lessor reasonable evidence of such payment.

D.  If Sublessor notifies Sublessee that it disputes any amount demanded by Lessor, Sublessee shall not make any such payment to Lessor unless Lessor has provided a three-day notice to pay such amount or forfeit the Master Lease.

Any sums paid directly by Sublessee to Lessor in accordance with this paragraph shall be credited toward the amounts payable by Sublessee to Sublessor under the Sublease. In the event Sublessee tenders payment directly to Lessor in accordance with this paragraph and Lessor refuses to accept such payment, Sublessee shall have the right to deposit such funds in an account with a national bank for the benefit of Lessor and Sublessor, and the deposit of said funds in such account shall discharge Sublessee’s obligation under the Sublease to make the payment in question.

9.  BROKERS.    Sublessor shall pay BT Commercial a commission in accordance with a separate written agreement. Sublessor and Sublessee each confirm that the only real estate brokers they have dealt with regarding this transaction are BT Commercial Real Estate, who represents Sublessor, and The Staubach Company, who represents Sublessee.

11.  CONDITION OF PREMISES.    Sublessor hereby represents that, as of the Commencement Date, (a) the Premises will be in good condition and repair, (b) excluding the Tenant Improvements, the Premises will not violate any applicable building code regulation or ordinance, and (c) to Sublessor’s knowledge, the electrical, plumbing, heating, ventilating and air conditioning systems serving the Premises will be in good condition, working order and repair. Sublessee’s acceptance of the Premises shall not be deemed a waiver of the above representations.

12.  WAIVER OF SUBROGATION.    The parties hereto release each other and their respective agents, employees, successors, assignees and subtenants from all liability for injury to any person or damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by the standard form of full replacement value “all risk-extended coverage” casualty insurance, without regard to the negligence or willful misconduct of the entity so released.

13.  INDEMNIFICATION.    Subject to the waiver of subrogation above and excluding any recoverable amounts under any insurance policy held by Sublessee, Sublessor shall not be released or indemnified and shall indemnify, defend and hold harmless, Sublessee from and against from any and all damages, liabilities, judgments, actions, claims, attorneys’ fees, consultants’ fees, payments, costs or expenses arising from the negligence or willful misconduct of Sublessor or its agents, contractors, licensees or invitees related to this Sublease or the use of the Premises, Sublessor’s violation of laws as it affects this Sublease or the use of the Premises, or a breach of Sublessor’s obligations or representations under the Sublease.

With respect to Sublessee’s indemnification obligations from the incorporated provisions of the Master Lease, such indemnification obligations will extend to Sublessee’s (or its agents’, contractors’, licensees’ or invitees’) use of the Shared Space to the extent there was indemnification obligations related to the Premises.

14.  SURRENDER OF PREMISES.    In no event shall Sublessee’s obligation to surrender the Premises require Sublessee to repair or restore the Premises to a condition better than the condition in which the Premises existed as of the Commencement Date of the Sublease and Sublessee shall only be responsible for repairing or restoring those elements of the Premises damaged by Sublessee during the Term. Additionally, except to the extent that Sublessee makes unauthorized alterations or improvements to the Premises or Sublessor’s or Lessor’s approval of alterations or improvements to the Premises is conditioned on their removal or restoration, Sublessee shall not be required to remove or restore at the expiration of the Term or otherwise, alterations or improvements to the Premises made by or for the account of Sublessor, including the Tenant Improvements.

15.  FINANCIAL STATEMENTS.    As reasonably requested by either party up to once every quarter, finance department representatives from Sublessor and Sublessee shall meet to discuss their financial statements and position.

16.  GENERAL.

16.1  Governing Law.    This Sublease is governed by the laws of the State of California excluding conflict of laws principles. Any cause of action arising in connection with this Sublease shall be brought exclusively in a court in San Mateo County, California.

16.2  Notices.    All notices and demands given by either party shall be in writing and deemed delivered when personally delivered or 3 days after being sent certified mail, return receipt requested, to a party at 8000 Marina Boulevard, 5th floor, Brisbane, CA 94005 or to such other place as a party may specify from time to time in writing in accordance with this Section.

16.3  Severability; Headings.    If any provision herein is held to be unenforceable, the remaining provisions shall continue in full force without being affected in any way. Further, the parties agree to replace such unenforceable provision with an enforceable provision that most closely approximates the intent and economic effect of the unenforceable provision. Section headings are for reference purposes only and do not define, limit, construe or describe the scope or extent of such section.

16.4  Entire Agreement; Waiver.    This Sublease sets forth the parties’ entire understanding and agreement, and supersedes any and all oral or written agreements or understandings between them, as to its subject matter. No party has made any representation, warranty or other promise with respect to the subject matter hereof except as contained in this Sublease. The Sublease may be changed only by a writing signed by both parties. The waiver of a breach of any provision of this Sublease shall not be construed as a waiver of any other or subsequent breach.

SUBLESSOR EPINIONS:		SUBLESSEE VIAFONE

By:	/s/ NIRAV TOLIA	By:	/s/ JOSH STEIN
	Nirav Tolia CEO		Josh Stein VP